Exhibit 99.1

Appreciate Holdings, Inc.

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

claurence@renterswarehouse.com

Date: November 9, 2023

Re: Designation of Maturity Date

To whom it may concern:

Reference is made to the Notification of Seller VWAP Trigger Event sent by Polar Multi- Strategy Master Fund (“Polar”) to Appreciate Holdings, Inc. dated January 18, 2023 (the “VWAP Trigger Notice”), further referencing the novated forward purchase agreement as novated and amended pursuant to that certain Amendment, Assignment and Novation Agreement by and among Vellar Opportunity Fund SPV LLC – Series 9, a Delaware limited liability company, Polar, PropTech Investment Corporation II, a Delaware Corporation and RW National Holdings, LLC, a Delaware limited liability company, dated as of November 23, 2022 (as subsequently amended, the “Agreement”). Any capitalized terms not defined herein shall have the meaning for such terms contained in the Agreement.

In the VWAP Trigger Notice, Polar gave notice that a Seller VWAP Trigger Event had occurred as of January 12, 2023, and reserved its right under the Agreement to designate any date from the date of the VWAP Trigger Notice as Maturity Date. Polar hereby designates November 9, 2023 as the Valuation Date and Maturity Date pursuant to the Agreement. Recycled Shares held by Polar are listed on Schedule A hereto.

Pursuant to the Agreement, Polar is entitled to receive the Maturity Consideration consisting of an amount equal to the product of (1) (a) the Maximum Number of Shares less (b) the number of Terminated Shares multiplied by $2.25 in cash (the “Maturity Consideration”). As of the date hereof, the Maximum Number of Shares is 3,000,000 and the number of Terminated Shares is 0, and accordingly, the Maturity Consideration equals $6,750,000. The Maturity Consideration shall be payable to Polar on, and Polar shall deliver the Recycled Shares to Appreciate Holdings, Inc. on the Settlement Date, which shall be November 13, 2023.

This notice shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles and may be executed in any number of counterparts by original, or email signature. All executed counterparts shall constitute one document not withstanding that all signatories are not signatories to the original or the same counterpart. Email, PDF and scanned signatures are considered original signatures.

Yours faithfully,

POLAR MULTI-STRATEGY MASTER FUND,

by its investment advisor,

Polar Asset Management Partners Inc

By:	/s/ Andrew Ma	By:	/s/ Kirstie Moore
Name:	Andrew Ma	Name:	Kirstie Moore
Title:	Chief Compliance Officer	Title:	Legal Counsel

Schedule A

Name	Number of Recycled Shares
Polar Multi-Strategy Master Fund	2,942,049

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